UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material under §240.14a-12

BALLY’S CORPORATION

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100 Westminster Street
Providence, Rhode Island 02903
June 17, 2021
SUPPLEMENT TO THE PROXY STATEMENT FOR THE SPECIAL MEETING OF
SHAREHOLDERS TO BE HELD ON JUNE 30, 2021
Introduction
This supplements Bally’s Corporation’s proxy statement filed with the SEC and furnished to shareholders on June 1, 2021 in connection with the solicitation of proxies for Bally’s special shareholder meeting to be held on June 30, 2021 beginning at 2:00 p.m., Eastern Time. At the meeting, shareholders will be asked to approve, among other proposals, the potential issuance of more than 19.9% of Bally’s common shares in connection with the acquisition of Gamesys Group plc.
This supplement is being filed with the SEC and being made available to shareholders on June 17, 2021. Bally’s, the acquiror in the Gamesys Acquisition, is furnishing this Supplement to moot potential claims and does not concede that the information provided is material or otherwise required disclosure. This supplement should be read in conjunction with the full text of the proxy statement, which is available at www.proxyvote.com and https://investors.ballys.com.
Capitalized terms used here have the meanings given them in the proxy statement.
Alternatives to the Gamesys Acquisition
Bally’s believes that the Gamesys acquisition is consistent with Bally’s strategy to become a leading omnichannel gaming company with a B2B2C business. Had Bally’s been unable to negotiate acceptable terms for the Gamesys acquisition, Bally’s would have continued to pursue the build-out of its iGaming and interactive business through organic investment and the pursuit of strategic transactions, but Bally’s believes that it is unlikely that such transactions would have been as impactful in the near term as the Gamesys acquisition.
Agreements Relating to the Gamesys Acquisition
Bally’s entered into a cooperation agreement with Gamesys and received irrevocable undertakings from certain Gamesys shareholders at the time it announced its offer to acquire Gamesys. The cooperation agreement, which is discussed at pages 40-42 of the proxy statement, sets forth terms under which the parties will pursue the transaction, and includes representations, warranties and covenants typical for the acquisition of a U.K. publicly traded company, including that no termination fees are payable if Gamesys receives a superior proposal or the parties fail to secure required regulatory approvals. The irrevocable undertakings provide that the Gamesys shareholders party thereto, who own in the aggregate 33.3% of Gamesys outstanding common shares, will, among other things, vote in favor of the transaction. Gamesys shareholders owning 25.6% of Gamesys’ outstanding common shares have undertaken to elect the Share Alternative.
Bally’s entered into other agreements in connection with the transaction, including:
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Confidentiality Agreements:   Bally’s entered into non-disclosure and related agreements with Gamesys under which the parties exchanged confidential information. The confidentiality agreements include standstill covenants under which, subject to certain exceptions including if a third party made a takeover proposal, Bally’s agreed not to offer to acquire Gamesys or its shares or take other steps or to acquire Gamesys without the prior consent of Gamesys’ board of directors.

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Deutsche Bank:   Deutsche Bank is Bally’s financial advisor in connection with the Acquisition. Bally’s agreed to pay Deutsche Bank an advisory fee of $12.0 million, subject to completion of the Gamesys acquisition. Deutsche Bank also received a $1.0 million opinion fee (to be credited against the advisory fee) for providing an opinion on the transaction (a description of which is attached as Annex 1 hereto), and Bally’s agreed that Deutsche Bank would be a lead underwriter or placement agent in any debt financing Bally’s obtained in connection with the Gamesys acquisition. Bally’s obtained a bridge financing commitment from Deutsche Bank and other financial institutions discussed on pages 42-43 of the proxy statement to satisfy the U.K. legal requirement that financing be certain when the offer was announced. Bally’s paid $12.8 million in commitment fees to the banks providing the bridge commitment, including Deutsche Bank, as well as $22.0 million for a foreign exchange hedge and other financing costs incurred to date, and expects to pay other fees and costs to Deutsche Bank and other financial institutions in connection with financing the acquisition and refinancing Bally’s and Gamesys’ debt in connection with the acquisition. These amounts assume that the bridge financing commitment remains undrawn; if drawn, funding, duration and administrative fees will be calculated according to the amount drawn and duration of such funding but, based on the amounts available to be drawn under the bridge financing commitment and if it remains funded beyond 270 days, the maximum fees are estimated at $47.0 million. These amounts exclude underwriting discounts and costs incurred in the equity offering completed by Bally’s in April 2021 (amounting to $25.5 million) and commitment, placing fees and other costs and expenses (including legal) for potential new debt or equity financing (estimated at $50 to $55 million). In addition, Deutsche Bank holds less than 10% of the loans and commitments under Bally’s revolving credit facility.

Bally’s also entered into fee for services engagement letters and other agreements with legal and accounting advisors and other parties in connection with the proposed acquisition, the terms of which Bally’s believes are customary.
Prospective Financial Information
Bally’s developed prospective financial information for the five-year period beginning 2021 for Bally’s and Gamesys in connection with its analysis of the possible transaction and arranging bridge financing.
Forward-looking information of this nature is inherently uncertain. This information is particularly uncertain due to the difficulty of predicting the effects of the COVID-19 pandemic and its aftermath and the several strategic transactions completed or agreed to by Bally’s in connection with the pursuit of its strategy to become a leading omni-channel B2B2C gaming company. Shareholders are cautioned not to put undue reliance on it. The information:
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is furnished below solely to make it available to shareholders, not to influence any voting or investment decisions;

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was not prepared in accordance with U.S. accounting guidelines for the preparation of financial forecasts;

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was not reported on by financial advisers or reporting accountants in accordance with Rule 28.1 of the U.K. Takeover Code or prepared in accordance with the standards of Rule 28.1;

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does not take into account developments since the information was prepared (generally February-March 2021), costs to be incurred in connection with the Gamesys acquisition or synergies hoped to be realized in the transaction;

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is inherently uncertain and subject to risk and uncertainties, including the risk factors identified on pages 6-16 of the proxy statement under the caption “Risk Factors”; and

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is not a guarantee of, or necessarily predictive of actual future performance; rather, the future financial results of Bally’s and Gamesys’ businesses will differ from those in the financial information set forth below and the differences could be material.

Bally’s does not intend to, and expressly disclaims any obligation to, update, revise or correct any of the information below to reflect circumstances existing or arising after it was developed or to reflect future events except as required by law.

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The Adjusted EBITDA and free cash flow figures below are non-GAAP financial measures. Adjusted EBITDA as presented is operating income before interest, taxes, depreciation and amortization and does not include stock-based compensation, restructuring costs, acquisition-related and other one-time charges; unlevered free cash flow is Adjusted EBITDA less certain other non-cash items, cash taxes, capital expenditures and change in net working capital. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-GAAP financial measures below may not be comparable to similarly titled measures used by other companies or as may have been used in other contexts or Bally’s or Gamesys.
The prospective financial information described above for Bally’s was (in millions):
	2021E	2022E	2023E	2024E	2025E
Total revenue	$1,109	$1,484	$1,620	$1,713	$1,780
Adjusted EBITDA	$231	$347	$427	$473	$491
Free cash flow	$(165)	$37	$173	$249	$289
For context, based on actual results for 2019 of Bally’s businesses, the last full year prior to the COVID-19 pandemic, as adjusted to give pro forma effect to Bally’s casino-based acquisitions completed or agreed to during 2020, Bally’s estimates that its combined pro forma 2019 revenues would have been $1.35 billion and its combined pro forma Adjusted EBITDA would have been $300 million.
The prospective financial information described above for Gamesys was (in millions and converted into USD assuming a USD:GDP exchange rate of USD 1.00 : GBP 1.373).
	2021E	2022E	2023E	2024E	2025E
Total revenue	$1,177	$1,361	$1,543	$1,694	$1,825
Adjusted EBITDA	$324	$364	$417	$459	$493
Free cash flow	$227	$276	$323	$335	$362

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Annex 1
OPINION OF BALLY’S FINANCIAL ADVISOR, DEUTSCHE BANK
Introduction; Limitations and Qualifications
At the April 11, 2021 meeting of the Bally’s Board, Deutsche Bank rendered its oral opinion to the Bally’s Board, subsequently confirmed by delivery of a written opinion dated April 11, 2021, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s written opinion, the consideration of 1,850 pence in cash or, in lieu of cash, 0.343 of a share of Bally’s common stock or a combination thereof proposed to be paid per Gamesys ordinary share in the Acquisition was fair, from a financial point of view, to Bally’s.
The full text of Deutsche Bank’s written opinion, dated April 11, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with its opinion, is included at the end of this Annex 1, and the summary is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Bally’s Board in connection with and for the purpose of its evaluation of the Acquisition. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, to Bally’s of the consideration of 1,850 pence in cash or, in lieu of cash, 0.343 of a share of Bally’s common stock or a combination thereof proposed to be paid per Gamesys ordinary share in the Acquisition as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the Acquisition nor did it address the terms of any agreement entered into or to be entered into in connection with the Acquisition. Bally’s did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Acquisition, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Bally’s, nor did it address the fairness of the contemplated benefits of the Acquisition. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Bally’s to engage in the Acquisition or the relative merits of the Acquisition as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express any opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of Bally’s common stock or any other person should vote with respect to the Acquisition or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any the officers, directors, or employees of any parties to the Acquisition, or any class of such persons, in connection with the Acquisition, whether relative to the consideration to be paid by Bally’s or otherwise. Deutsche Bank’s opinion did not in any manner address the prices at which Bally’s common stock, Gamesys ordinary shares or other securities will trade at any time.
In connection with Deutsche Bank’s role as financial advisor to Bally’s, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Gamesys and Bally’s, and certain internal analyses, financial estimates and other information relating to Gamesys and Bally’s prepared by management of Bally’s or Gamesys. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Bally’s and Gamesys regarding the businesses and prospects of Bally’s and Gamesys, respectively, and the combined company. In addition, Deutsche Bank:
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reviewed the reported prices and trading activity for Gamesys ordinary shares and Bally’s common stock;

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compared certain financial and stock market information for Gamesys and Bally’s with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

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reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

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reviewed drafts of the Rule 2.7 Announcement, the Cooperation Agreement and certain related documents; and

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performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Gamesys or Bally’s, including, without limitation, any financial information considered in connection with the rendering of Deutsche Bank’s opinion. Accordingly, for purposes of Deutsche Bank’s opinion, Deutsche Bank, with the knowledge and permission of the Bally’s Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Gamesys, Bally’s or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Gamesys, Bally’s or any of their respective subsidiaries (or the impact of the Acquisition thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial estimates provided to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Bally’s Board that such estimates had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such estimates or the assumptions on which they were based.
Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Deutsche Bank’s opinion of which Deutsche Bank may become aware after the date of its opinion.
For purposes of rendering its opinion, Deutsche Bank assumed with the knowledge and permission of the Bally’s Board that, in all respects material to Deutsche Bank’s analysis, the Acquisition will be completed in accordance with the terms of the Rule 2.7 Announcement and the Cooperation Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to Deutsche Bank’s analysis. Deutsche Bank also assumed with the knowledge and permission of the Bally’s Board that all material governmental, regulatory or other approvals and consents required in connection with the completion of the Acquisition will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to Deutsche Bank’s analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Bally’s and its other advisors with respect to such issues. Representatives of Bally’s informed Deutsche Bank, and Deutsche Bank has assumed with the knowledge and permission of the Bally’s Board, that the final terms of the Rule 2.7 Announcement and the Cooperation Agreement did not differ materially from the terms set forth in the drafts Deutsche Bank had reviewed.
Bally’s selected Deutsche Bank as its financial advisor in connection with the Acquisition based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Bally’s and Deutsche Bank, dated April 7, 2021, Bally’s agreed to pay Deutsche Bank a fee of $1,000,000 which became payable upon the delivery of its opinion (or which would have become payable if Deutsche Bank had advised Bally’s it was unable to render an opinion) and a fee of $12,000,000 upon the closing of the Acquisition, against which the opinion fee will be credited. Bally’s has also agreed to reimburse Deutsche Bank for its expenses and to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities arising out of its engagement or the Acquisition.
Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of DB Group have, from time to time, provided, investment banking, commercial banking (including extension of credit) or other financial services to Gamesys or its affiliates for which they have received, and in the future may receive, compensation. However, based on a review of its internal management information system as of January 31, 2021, the DB Group had not received any fees from Gamesys since February 1, 2019. One or more members of DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) or other financial services (including currency hedging) to Bally’s or its affiliates for which they have received, and in the future may receive, compensation. Such compensation since February 1, 2019 is described in the supplement to which this description is annexed under the heading “Deutsche Bank.” One or more members of the DB Group have agreed to provide debt and equity financing to Bally’s in connection with the Acquisition, as described on pages 42-43 of the proxy statement. The DB Group may also provide investment and commercial banking services to Bally’s, Gamesys and their respective affiliates in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Bally’s, Gamesys and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.
Summary of Financial Analyses
The following is a summary of the financial analyses that were material in Deutsche Bank’s presentation to the Bally’s Board on April 11, 2021 that were used in connection with rendering its opinion described above.
The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 11, 2021, and is not necessarily indicative of current market conditions.
In preparing its analyses, Deutsche Bank utilized calculations of, among other things, (i) total enterprise value (“TEV”), calculated as equity value plus, if applicable, minority interest plus net debt and (ii) adjusted earnings before interest, taxes, depreciation and amortization, calculated by starting with operating income and adding back stock-based compensation, depreciation, amortization, restructuring costs and acquisition-related and other one-time charges (“Adjusted EBITDA”).
Selected Public Companies Analysis — Gamesys
Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Gamesys with corresponding financial information and valuation measurements for the following European publicly traded on-line gambling companies: 888 Holdings, Betsson AB, LeoVegas AB, Flutter Entertainment, Entain plc and Kindred Group.
Although none of the selected companies is directly comparable to Gamesys, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Gamesys. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.
Based on the closing prices of Gamesys and each of the selected companies on April 9, 2021, information contained in the most recent public disclosures of Gamesys and the selected companies, estimates of Adjusted EBITDA for Gamesys provided to Deutsche Bank and analyst consensus estimates of Adjusted EBITDA for the selected companies , Deutsche Bank calculated the following multiples for Gamesys and each of the selected companies TEV as a multiple of estimated calendar year 2021, 2022 and 2023 Adjusted EBITDA.

The results of this analysis are summarized as follows:
Selected Companies	TEV 2021E Adjusted EBITDA	TEV 2022E Adjusted EBITDA	TEV 2023E Adjusted EBITDA
Median	13.5x	12.3x	11.3x
Mean	11.4x	10.9x	10.2x
Based in part upon the TEV/Adjusted EBITDA multiples of the selected companies described above and taking into account their professional judgment and experience, Deutsche Bank calculated ranges of estimated implied value per ordinary share of Gamesys by:
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applying multiples of TEV to estimates provided to Deutsche Bank of Gamesys’ 2021Adjusted EBITDA of 8.0x to 10.0x;

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applying multiples of TEV to estimates provided to Deutsche Bank of Gamesys’ 2022 Adjusted EBITDA of 7.0x to 9.0x; and

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applying multiples of TEV to estimates provided to Deutsche Bank of Gamesys’ 2023 Adjusted EBITDA of 6.5x to 8.5x.

The analysis resulted in ranges of implied estimated equity value of 1,377p to 2,031p per ordinary share of Gamesys.
Deutsche Bank noted that the implied value of the consideration, assuming it is paid (1) entirely in cash (the “Cash Offer Price”) was 1,850p per share, (2) 74% in cash and 26% in shares of Bally’s common stock at an exchange ratio of 0.343 of a share of Bally’s common stock per ordinary share of Gamesys was 1,771p (the “Maximum Cash Alternative Price”), and (3) 100% in shares of Bally’s common stock at an exchange ratio of 0.343 of a share of Bally’s common stock per ordinary share of Gamesys was 1,541p (the “Maximum Stock Alternative Price”), in each case based upon the per share closing prices on April 9, 2021 of Bally’s common stock and Gamesys ordinary shares of $61.70 and 1,927p, respectively.
Selected Transactions Analysis — Gamesys
Deutsche Bank reviewed publicly available information relating to the following selected transactions in the on-line gambling industry, which are referred to in this Annex 1 as the “selected transactions”:
Date Announced	Target	Acquiror
09/30/2020	William Hill	Caesars Entertainment
10/01/2019	The Stars Group	Flutter Entertainment
06/13/2019	Gamesys Group	JPJ Group plc
12/07/2017	Ladbrokes Coral	GVC Holdings
Although none of the selected transactions is directly comparable to the Acquisition, the companies that participated in the selected transactions are such that, for purposes of Deutsche Bank’s analysis, Deutsche Bank determined that the selected transactions may be considered similar to the Acquisition. The analysis of selected transactions was not simply mathematical; rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operational characteristics of the target companies involved in the selected transactions and other factors that could affect the acquisition value of such companies.
With respect to each selected transaction and based on publicly available information, Deutsche Bank calculated the multiple of TEV to next 12 months (“NTM”) Adjusted EBITDA. The following table presents the results of this analysis:
TEV/NTM Adjusted EBITDA
Mean	10.4x
Median	11.1x

Based in part upon the TEV/Adjusted EBITDA multiples described above, and using net debt provided to Deutsche Bank, and taking into account Deutsche Bank’s professional judgment and experience, Deutsche Bank calculated ranges of estimated implied values per ordinary share of Gamesys by applying multiples of TEV to the estimates provided to Deutsche Bank of Gamesys’ 2021 Adjusted EBITDA of 9.0x to 11.0x. The analysis resulted in ranges of implied estimated equity value of 1,618p to 2,039p per ordinary share of Gamesys.
Deutsche Bank noted that the implied value of the consideration, assuming (1) the Cash Offer Price was 1,850p per share, (2) the Maximum Cash Alternative Price was 1,771p, and (3) the Maximum Stock Alternative Price was 1,541p, in each case based upon the per share closing prices on April 9, 2021 of Bally’s common stock and Gamesys ordinary shares of $61.70 and 1,927p, respectively.
Discounted Cash Flow Analysis — Gamesys
Deutsche Bank performed a discounted cash flow analysis of Gamesys using financial and other information and data provided by Gamesys’ and Bally’s management to calculate ranges of implied value of Gamesys ordinary shares as of April 11, 2021. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 8.5% to 10.5% to (1) unlevered free cash flows expected to be generated by Gamesys during calendar years 2021 through 2025, using the mid-year convention and (2) estimated terminal values calculated using a range of perpetuity growth rates of 1.5% to 2.5%. For purposes of its financial analysis, Deutsche Bank calculated unlevered free cash flow as (v) Adjusted EBITDA, less certain other non-cash items, cash taxes, capital expenditures and change in net working capital.
Deutsche Bank derived the foregoing range of discount rates using a weighted average cost of capital analysis based on a risk free rate of 1.70% and certain other financial metrics, including betas, for Gamesys and the other selected companies described above. This analysis resulted in ranges of implied estimated equity value of 2,156p to 3,280p per ordinary share of Gamesys.
Deutsche Bank noted that the implied value of the consideration, assuming (1) the Cash Offer Price was 1,850p per share, (2) the Maximum Cash Alternative Price was 1,771p, and (3) the Maximum Stock Alternative Price was 1,541p, in each case based upon the per share closing prices on April 9, 2021 of Bally’s common stock and the Gamesys ordinary shares of $61.70 and 1,927p, respectively.
Control Premia — Gamesys
Deutsche Bank reviewed the implied premiums to stock price in 12 cross-border stock offerings into the United Kingdom announced since September 2009,, based on the one-day closing stock prices of the target companies involved in such transactions prior to announcement of the relevant transaction. Deutsche Bank noted that the mean one-day premium was 36% and that the median one-day premium was 40%. Deutsche Bank also noted that applying control premia of 30.0% to 45.0% to the closing price per ordinary share of Gamesys of 1,927p on April 9, 2021, resulted in a range of implied values of 2,505p to 2,794p per ordinary share of Gamesys.
Selected Public Companies Analysis — Bally’s
Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Bally’s with corresponding financial information and valuation measurements for Gamesys and the following publicly traded United States gaming operators: Caesars Entertainment Corp., Penn National Gaming Inc., MGM Resorts International, Boyd Gaming Corp., Red Rock Resorts Inc. and Golden Entertainment Inc.
Although none of the selected companies is directly comparable to Bally’s, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, Deutsche Bank considered similar to those of Bally’s. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of Bally’s, Gamesys and each of the other selected companies on April 9, 2021, information contained in the most recent public disclosures of Bally’s, Gamesys and the other selected companies, analyst consensus estimates of Adjusted EBITDA for the selected companies and Bally’s estimates of Adjusted EBITDA for Bally’s provided to Deutsche Bank, Deutsche Bank calculated the following multiples for Bally’s, Gamesys and each of the selected companies:
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TEV as a multiple of estimated 2022 Adjusted EBITDA; and

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TEV as a multiple of estimated 2023 Adjusted EBITDA.

The results of this analysis are summarized as follows:
Selected Companies	TEV 2022E Adjusted EBITDA	TEV 2023E Adjusted EBITDA
Median	14.8x	12.1x
Mean	14.6x	11.9x
Based in part upon the TEV/Adjusted EBITDA multiples of the selected companies described above and taking into account their professional judgment and experience, Deutsche Bank calculated ranges of estimated implied value per share of Bally’s common stock by:
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applying multiples of TEV to estimates of 2022 Adjusted EBITDA provided to Deutsche Bank of 10.0x to 12.0x; and

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applying multiples of TEV to estimates of 2023 Adjusted EBITDA provided to Deutsche Bank of 9.0x to 11.0x.

The analysis resulted in ranges of implied estimated equity value of $54.84 to $71.78 per common share of Bally’s. Deutsche Bank noted that the closing price of Bally’s common stock was $61.70 per share on April 9, 2021.
Discounted Cash Flow Analysis — Bally’s
Deutsche Bank performed a discounted cash flow analysis of Bally’s using financial and other information and data provided by Bally’s management to calculate ranges of implied value of Bally’s common stock as of April 9, 2021. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 8.0% to 10.0% to (1) unlevered free cash flows expected to be generated by Bally’s during calendar years 2021 through 2025, using the mid-year convention and (2) estimated terminal values calculated using a range of perpetuity growth rates of 1.5% to 2.5%. For purposes of its financial analysis, Deutsche Bank calculated unlevered free cash flow as (u) Adjusted EBITDA, less (v) cash interest expense, less (w) cash taxes, less (x) capital expenditures, less (y) change in net working capital, plus (z) other financing cash flows.
Deutsche Bank derived the foregoing range of discount rates using a weighted average cost of capital analysis based on a risk free rate of 2.1% and certain other financial metrics, including betas, for Bally’s and the other selected companies described above. This analysis resulted in ranges of implied estimated equity value of $53.13 to $84.58 per share of Bally’s common stock.
Deutsche Bank noted that the closing price of Bally’s common stock was $61.70 per share on April 9, 2021.
Exchange Ratio Analysis
Deutsche Bank calculated the exchange ratios implied by the Selected Public Companies analyses and the Discounted Cash Flow analyses for both companies. Deutsche Bank divided, for each measure, the low value for Gamesys by the high value for Bally’s and the high value for Gamesys to the low value for Bally’s, using a British pound to US dollar exchange rate of 1.373. The results of this analysis is set forth below:
Methodology	Exchange Ratio Range
Selected Public Companies — Estimated 2022 Adjusted EBITDA	0.270x — 0.470x
Selected Public Companies — Estimated 2023 Adjusted EBITDA	0.240x — 0.440x
Discounted Cash Flow	0.310x — 0.860x
Deutsche Bank noted that the fixed exchange ratio of 0.343x fell within the ranges for each of the methodologies.
Additional Information
Deutsche Bank observed certain additional information that was not considered part of Deutsche Bank’s financial analysis with respect to its opinion but was noted for informational purposes, including the following:
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Wall Street Analyst Estimates — Gamesys. Deutsche Bank reviewed publicly available one-year forward stock price targets for Gamesys ordinary shares published by five UK-based research analysts, which ranged from a low of 1,480p to a high of 1,700p, with a median of 1,622p and a mean of 1,650p.

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Wall Street Analyst Estimates — Bally’s. Deutsche Bank reviewed publicly available one-year forward stock price targets for Bally’s common stock published by five Wall Street research analysts, which ranged from a low of $65.00 to a high of $80.00, with a median of $72.60 and a mean of $73.00.

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Historical Trading Ranges. Deutsche Bank reviewed the historical closing prices for Gamesys ordinary shares during the 12-month period ended April 9, 2021, which ranged from a low of 760p per share on to a high of 2,005p per share. Deutsche Bank also reviewed the historical closing prices for Bally’s common stock during the 12-month period ended April 9, 2021, which ranged from a low of $11.36 per share on to a high of $73.63 per share.

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Historical Exchange Ratio Analysis. Deutsche Bank reviewed the historical trading prices for Gamesys ordinary shares and Bally’s common stock and the resulting implied exchange ratio for each trading day during period from March 29, 2019, through April 9, 2021, calculated by dividing the closing price per ordinary share of Gamesys by the closing price per share of Bally’s common stock at each relevant date. Deutsche Bank noted that the average implied exchange ratios over the six-month and one-year periods ended April 9, 2021, were 0.395x and 0.491x, respectively, and the average implied exchange ratio for the period since Bally’s was first listed on the New York Stock Exchange through April 9, 2021 was 0.434x. Deutsche Bank noted that such implied exchange ratio was 0.429x based on closing prices of each of Bally’s common stock and Gamesys ordinary shares on April 9, 2021.

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Pro Forma Analysis. Deutsche Bank performed an illustrative pro forma transaction analysis of the potential financial impact of the Acquisition on Bally’s. This analysis incorporated assumptions made by Bally’s management. This analysis indicated that the Acquisition would be slightly accretive to Bally’s on an earnings per share basis in 2022.

Miscellaneous
The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Bally’s Board as to the fairness, from a financial point of view, of the consideration to Bally’s as of the date of its opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Bally’s with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Gamesys or Bally’s. Analyses based on estimates of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Gamesys, Bally’s or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these estimates or assumptions.
The terms of the Acquisition, including the consideration, were determined through arm’s-length negotiations between Gamesys and Bally’s and were approved by the Bally’s Board. The decision to enter into the Acquisition was solely that of the Bally’s Board. As described further under the section in the proxy statement at pages 38-39, the opinion and presentation of Deutsche Bank to the Bally’s Board was only one of a number of factors taken into consideration by the Bally’s Board in making its determination to approve the Acquisition.

April 11, 2021
Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005 Tel 212-250-2500
Board of Directors
Bally’s Corporation
100 Westminster Road
Providence, RI 02903
Ladies and Gentlemen:
Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Bally’s Corporation (“Parent”) in connection with the announcement of an offer by Parent and/or a wholly owned subsidiary of Parent (“Merger Sub”) to acquire the entire issued and to be issued share capital of Gamesys Group plc (“Target”) (excluding any shares held in treasury or already held by Target) (the “Target Shares”, and such transaction, the “Transaction”) which is to be made on April 13, 2021 under Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (the “Rule 2.7 Announcement”). The Transaction is intended to be effected by way of a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Act”), or, upon Parent’s and/or Merger Sub’s election, and subject to the consent of the United Kingdom Panel on Takeovers and Mergers and the terms of a Cooperation Agreement to be dated April 13, 2021 (the “Cooperation Agreement”) relating to the Transaction, by way of a takeover offer (as defined in Chapter 3 of Part 28 of the Act) on substantially similar terms. As set forth more fully in the Rule 2.7 Announcement, as a result of the Transaction, each Target Share, par value 10 pence, will be converted into the right to receive 1,850 pence in cash (the “Cash Consideration”) or, in lieu of part or all of the Cash Consideration at the election of each holder of Target Shares, 0.343 shares of newly issued common stock, par value $0.01 per share, of Parent (the “Parent Shares”), for each Target Share acquired by Parent (the “Share Consideration”, and together with the Cash Consideration, the “Consideration”). Certain shareholders of Target holding an aggregate of 25.6% of the Target Shares have committed to elect to receive the Share Consideration in respect of all of their Target Shares. Target has proposed to pay a final dividend for the year ended December 31, 2020 of 28 pence per each eligible Target Share and, if the Transaction has not been consummated by September 9, 2021, may pay an additional dividend of 15 pence per each eligible Target Share, in each case, without adjustment to the Consideration.
You have requested our opinion, as investment bankers, as to the fairness of the Consideration, from a financial point of view, to Parent.
In connection with our role as financial advisor to Parent, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning Target, and certain internal analyses, financial forecasts and other information relating to Target prepared by management of Target or Parent. We also reviewed certain publicly available financial and other information concerning Parent, and certain internal analyses, financial forecasts and other information relating to Parent prepared by management of Parent. We have also held discussions with certain senior officers and other representatives and advisors of Target and Parent regarding the businesses and prospects of Target and Parent, respectively, and the combined company. In addition, we have (i) reviewed the reported prices and trading activity for Target Shares and Parent Shares, (ii) compared certain financial and stock market information for Target and Parent with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed a draft dated April 11, 2021 of the Rule 2.7 Announcement, a draft dated April 9, 2021 of the Cooperation Agreement and certain related documents and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors
Bally’s Corporation
April 11, 2021

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning Target or Parent, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of Target or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of Target, Parent or any of Parent’s subsidiaries under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits projected by Parent to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts, including the Synergies, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Target and Parent as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.
For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Rule 2.7 Announcement and the Cooperation Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Parent and its other advisors with respect to such issues. Representatives of Parent have informed us, and we have further assumed with your knowledge and permission, that the final terms of the Rule 2.7 Announcement and the Cooperation Agreement will not differ materially from the terms set forth in the drafts we have reviewed.
This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the sole use and benefit of, the Board of Directors of Parent in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Consideration, from a financial point of view, to Parent as of the date hereof. This opinion does not address any other terms of the Transaction, the Rule 2.7 Announcement or the Cooperation Agreement. Nor does it address the terms of any other agreement entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Parent, nor does it address the fairness of the contemplated benefits of the Transaction to other constituencies. We express no opinion as to the merits of the underlying decision by Parent to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Parent Shares should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of

Board of Directors
Bally’s Corporation
April 11, 2021

the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction relative to the Consideration. This opinion does not in any manner address the prices at which the Parent Shares or other Parent securities will trade following the Rule 2.7 Announcement or consummation of the Transaction.
Deutsche Bank will be paid a fee for its services as financial advisor to Parent in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. Parent has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services (including currency hedging) to Parent or its affiliates for which they have received, and in the future may receive, compensation, including: in 2020, acting as joint bookrunner in the Company’s $125 million bond issuance and participating as a lender in the Company’s amendment of its revolving credit facility. One or more members of the DB Group have agreed to provide debt and equity financing to Parent in connection with the Transaction. The DB Group may also provide investment and commercial banking services to Target and Parent in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Target, Parent and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.
Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to Parent.
Very truly yours,
DEUTSCHE BANK SECURITIES INC.